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                                    EXHIBIT 1

              Information Concerning the Directors and Officers of
                    University Capital Strategies Group, LLC

The names and present principal occupations of the directors and executive officers of University Capital Strategies Group, LLC ("UCSG") are set forth below. During the last five years, none of these individuals has been convicted in any criminal proceeding (excluding traffic violations and similar misdemeanors) or has been a party to any civil proceeding of a judicial or administrative body as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding violations with respect to such laws. All of the individuals listed below are citizens of the United States.

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                                                                                                                  Direct or
                                                                                                                   Indirect
                                                          Present Principal                                       Beneficial
                                                            Occupation or                                       Ownership In
              Name                 Position with UCSG        Employment                    Address                   UCSG
              ----                 ------------------        ----------                    -------                   ----

Patrick J. Hess                    Director,             UCSG
                                   President and CEO                            408 St. Peter Street                36.25%
                                   of UCSG                                      St. Paul, MN 55102

Michael P. McCormick               Director,             UCSG                   408 St. Peter Street                36.25%
                                   Secretary                                    St. Paul, MN 55102

Kenneth F. Gudorf                  Director              President, Agio        601 Second Avenue S.                    5%
                                                         Capital Corp.          Minneapolis, MN  55402

Gregory Herrick                    Director              Self Employed          2650 W. Stonecrop Rd.                  20%
                                                                                P.O. Box 6291
                                                                                Jackson, WY 83002

John R. Nagel                      Director              Self Employed          1446 Westwood Drive                   2.5%
                                                                                Minnetrista, MN 55364

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